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EXHIBIT 11

                        CAPITOL COMMUNITIES CORPORATION
                       Computation of Earnings Per Share

                               Six Months Ended
                                   March 31,

                                                 1998           1997
                                                 ----           ----
Shares Outstanding Beginning                  6,924,500      7,312,000
 Of Period

Shares Issued During Period

   October 7, 1997                                              38,000
   October 20, 1997                                             20,000
   October 28, 1997                                            (19,000)
   December 31, 1997                                            33,500
   October 1, 1998                               60,000
   October 15, 1998                             (32,305)
   December 15, 1998                             20,000
   February 18, 1999                            (66,667)
                                            -----------    -----------

Total Outstanding                             6,905,528      7,384,500

Weighted average number of                    6,952,989      7,366,830
 shares outstanding

Shares deemed outstanding from
 assumed exercise of stock options                    -              -
                                            -----------    -----------
Total                                         6,952,989      7,366,830
                                            ===========    ===========

Earnings (loss) applicable to               $(1,881,844)   $(1,073,396)
 common shares                              ===========    ===========

Earnings (loss) per share of                $    (0.271)   $    (0.146)
 common stock                               ===========    ===========
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